Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-270234) of Dream Finders Homes, Inc. of our report dated June 11, 2026, relating to the financial statements and supplemental schedule of Dream Finders Homes 401(k) Plan as of and for the year ended December 31, 2025, which appear in this Form 11-K.

/s/ Ennis, Pellum & Associates, PLLC
Jacksonville, Florida
June 11, 2026